Exhibit 10.1

PEP Divestiture Incentive Program

Purpose
The Peoples Energy Production Company ("PEP" or the "Company") Divestiture Incentive Program (the "Program") provides a means to reward PEP personnel for maximizing the value achieved in the sale of PEP to an unrelated purchaser. The purpose of the Program is to maximize performance of the business unit prior to its sale and to maximize the sale price.

Eligibility
Personnel may qualify for benefits under this Program if they were an employee of PEP on February 21, 2007 (the day that the plan to sell PEP was publicly announced) and remain an employee through the day that the sale closes ("Participant"). Employees who are involuntarily terminated without cause, die or become disabled prior to the day that the sale closes will be eligible for benefits under the Program. Employees who are involuntarily terminated for cause prior to the closing of the sale will not be eligible for benefits under this Program. Employees who voluntary terminate employment with PEP including retiring prior to the closing of the sale will not be eligible for benefits under this Program.

Incentive Funds
The total dollars available for payment of Incentive Awards will be determined per the Guidelines for Determining Incentive Funds ("Incentive Funds"). The incentive Funds available from this Program will not be reduced in the event of employee terminations either for cause or voluntary terminations including retirement.

Incentive Awards
The "Incentive Award" means the award granted to each Participant as determined hereunder. The Incentive Award for the President of PEP, assuming satisfaction of the eligibility requirement above, will be (1) 34% of the first $1 million of the Incentive Funds, and (2) 20% of the remainder of the Incentive Funds. The percentages for the President may be adjusted upward in the event of employee terminations. The Incentive Award for all other Participants will be determined by the President of PEP using objective criteria such as grade level, salary, prior long term incentive compensation awards, length of service and actual or anticipated contribution in the success of PEP and/or the sale of PEP. This determination will be made in consultation with the CEO and/or the Chief Human Resources Officer of Integrys Energy Group, Inc. No Participant will have a right to an Incentive Award unless the President of PEP, in consultation with the CEO and/or Chief Human Resources Officer of Integrys Energy Group, Inc. ("Integrys"), has determined that the Participant has satisfied the criteria for an Incentive Award and (with respect to all employees other than the President of PEP), the amount of the Incentive Award.

The Incentive Award will be paid within 30 days of the closing of the sale of PEP or, if later, the date on which the Participant's executed release and waiver of claims has been delivered to the Company and the Participant has not revoked the release during the seven day revocation period. In the event an eligible employee does not deliver an executed release and waiver to the Company within 60 days of the closing of the sale of PEP, such Participant's benefits under this Program shall be forfeited.

In the event that there are alleged environmental or title defects, the Incentive Funds will not include any portion of the Adjusted Sales Price that is (1) withheld or delivered by the Buyer into an escrow account pending post-closing curative efforts related to such environmental or title defects, or (2) subject to title or environmental dispute arbitration. If, at the conclusion of the cure period or the arbitration proceeding, any additional payments are received by Integrys, the Incentive Funds shall be adjusted based upon the amount of additional payments received by Integrys (net of any costs incurred by Integrys in curing the defect or in connection with the arbitration proceeding), and the incremental Incentive Award amount that is applicable to each Participant will be paid to such Participant within 30 business days of such event.

The Incentive Award will be reflected as a bonus payment subject to appropriate tax withholdings. It will be direct deposited into the employee's primary account and will not be considered earnings for pension, 401(k), change in control or retention agreement payments, or other employee benefit purposes.

Guidelines for Determining Incentive Funds
The Incentive Funds will be determined based on the Adjusted Sales Price using the Baseline Value Matrix.

The Baseline Value is the value of the PEP plant, property and equipment (excluding hedges) as initially determined on February 21, 2007, and thereafter increased as described below. The Baseline Value is used in the matrix to determine the level of Incentive Funds. The Baseline Value was $581.6 million on February 21, 2007, the day the plan to sell PEP was announced. The Baseline Value will be increased (1) on the 21st day of each succeeding month by $6.25 million if the 21St of such month occurs on or prior to the date final bids are due (anticipated to be mid to late July, 2007), and (2) on the date final bids are due in order to reflect any partial month from the most recent 21st day of a month through the date final bids are due. The increase for the final partial month period will be prorated.

Baseline Value Matrix
This matrix provides the guideline for computing the Incentive Funds. The Incentive Funds will equal the sum of the amounts separately calculated with respect to each increment of the Adjusted Sales Price.

Adjusted Sales Price Increments in $ millions	Applicable Incentive Funds	Applicable Sharing Percentage
$0 < BV-10	$1.0 M
$BV-10 < BV	$0.5 M
$BV < BV+10	$0.5 M
$BV+10 < BV+20	$0.5 M
$BV+20 < BV+30	$0.5 M
$ BV+30 < BV+40	$0.5 M
$ BV+40 < BV+90*	$1.0 M	5%
$ BV+90 < BV+140		6%
$ BV+140 < BV+190		8%
$ BV+190 < BV+240		9%
> BV+240		12%

Adjusted Sales Price
The "Adjusted Sales Price" used in the Baseline Value Matrix will be the Purchase Price as set forth in the executed Stock Purchase Agreement, subject to the following adjustments. The Adjusted Sales Price will be adjusted (reduced) for title and environmental defects and adjusted (increased) for increases in Net Revenue Interest, if such adjustments to the Purchase Price are made under the Stock Purchase Agreement. In addition, the Adjusted Sales Price will be reduced by the actual amount paid or payable by Integrys Energy Group, Inc. or Peoples Energy Corporation to PEP employees pursuant to (i) retention agreements, (ii) cash performance awards under the

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* At an Adjusted Sales Price of $40 million in excess of Baseline Value, the incremental Incentive Funds earned will be $1 million. Thereafter, with respect to the portion of the Adjusted Sales Price that is more than $40 million but not more than $90 million in excess of the Baseline Value, the Incentive Funds will be increased by 5% of the portion of the Adjusted Sales Price that is between these parameters.

Peoples Energy Corporation Long Term Incentive Plan for Diversified Business Units and (iii) change in control cash benefits pursuant to the Amended and Restated Severance Agreements with the officers of PEP, up to a maximum of $13.5 million. The Adjusted Sales Price will not be adjusted for any other items, e.g., hedges, working capital and capital expenditures, whether or not there is an adjustment to the Purchase Price for such items provided in the Stock Purchase Agreement.

Incentive Funds Calculation

Example:

For purposes of this Example the Baseline Value is $610 million and the Adjusted Sales Price is $800 million (mid-point of JPMorgan range).

Incentive Funds from Adjusted Sales Price up to and including $650 million (the Baseline Value plus $40 million) are $4,500,000.

Incentive Funds for Adjusted Sales Price from $650 million to $700 million (the increment between Baseline Value plus $40 million and Baseline Value plus $90 million) are
$50,000,000 x .05 = $2,500,000

Incentive Funds for Adjusted Sales Price from $700 million to $750 million (the increment between Baseline Value plus $90 million and Baseline Value plus $140 million) are
$50 million x .06 = $3,000,000

Incentive Funds for Adjusted Sales Price from $750 million to $800 million (the increment between Baseline Value plus $140 million and Baseline Value plus $190 million) are
$50 million x .08 = $4,000,000

Total Incentive Funds = $14,000,000

Terms and Conditions
All the following terms and conditions apply for awards under this Program:

1)	Participants who are terminated for cause as defined in Peoples Energy Corporation's Employee Handbook prior to the close of the sale or Participants who voluntarily terminate employment or retire prior to the close of the sale of PEP will forfeit any Incentive Award.

2)
Participants must comply with all Integrys policies and agreements, including but not limited to policies concerning confidentiality, non-solicitation and non-competition. Integrys policies include all applicable PEC and PEP policies.

3)	Participants must demonstrate performance supportive of achieving the goals of selling PEP, including maximizing performance of the business unit through the closing date.

4)	The provision or explicit offer of any Incentive Award under this Program is not a contract of employment by the Company and does not alter the "at will" status of any Participant.

5)	Participants in and the administration of this Program must comply with fair employment practices, Company and Integrys policies, and all federal, state and local laws governing such programs.

6)
Payment of benefits under any retention agreement, and payment of cash performance awards under the Peoples Energy Corporation Long-Term Incentive Plan for Diversified Business Units, will be paid within 30 days of the closing date of the sale of PEP. This Program replaces and supersedes any Percentage Interest award that an employee may have under the Peoples Energy Corporation Long-Term Incentive Plan for Diversified Business Units. Each Participant who has received a Percentage Interest award shall, at the Company's request, consent to the termination of such award.

7)
Each of Integrys and Company has agreed that the sale of PEP will result in payment of cash and in-kind benefits under the Amended and Restated Severance Agreements with the officers of PEP. These payments will be due upon closing of the sale of PEP and will be paid six months and one day after the closing date of the sale as required by Section 409A of the Internal Revenue Code. As permitted by the Final Regulations under Code Section 409A, (i) amounts paid to subsidize COBRA benefits will not be subject to this limitation, and (ii) all payments made more than eighteen months following the Employee's termination date will be paid in accordance with the requirements for reimbursements under such Final Regulations.

8)
No payments will be made under this Program (or any of the other programs referenced in paragraphs 6 or 7 above) until the date on which the Participant's executed Release of Claims and Covenant Not to Sue, substantially in the form of Exhibit A, has been delivered to the Company and the seven day revocation period has expired without the employee having revoked the release.

9)
Except to the extent that Integrys reasonably determines that disclosure is required under applicable law, the Program nor any details regarding participation, payments or otherwise will not be disclosed to anyone including, but not limited to, the Buyer or any prospective Buyer of PEP.

Administration

Authority and Process

Integrys has obtained all necessary approvals for the Program.

The Program cannot be changed or modified without the express written consent of each of the undersigned, unless such change or modification is necessary in order to comply with applicable law. The terms of the Program as set forth herein supersede any prior agreements whether written or oral.

Termination

The Program will terminate and be of no further force and effect in the event that (a) a Stock Purchase Agreement is not executed on or prior to December 31, 2007, or (b) a Stock Purchase Agreement is executed on or prior to December 31, 2007 but the sale transaction does not close and the Stock Purchase Agreement expires or is terminated in accordance with its terms (including any amendment extending the Stock Purchase Agreement) or by agreement of the parties to the Stock Purchase Agreement.

Funding

All benefits under the Program will be paid by Integrys or Peoples Energy Corporation, and the payment obligation will not be assigned to any other party including, but not limited to, the Buyer or PEP.

Taxes

Neither the Company nor Integrys nor any affiliate will be responsible for any taxes including excise taxes, in excess of the commitment on excise taxes contained in the severance agreements with certain officers that may be owed by the employee due to receiving this award. If excess parachute payments would be subject to excise taxes, then the payments could be reduced to a level of one dollar less than the maximum allowed by the IRS Code without an excise tax, at the employee's discretion. In the event this provision conflicts with the terms of an individual agreement between the Company and an employee, this provision shall not apply to such employee.

Section 409A Compliance

This Program is classified as a deferred compensation plan within the meaning of Internal Revenue Code Section 409A. For purposes of Section 409A, the Company has determined that (i) the sale of PEP will result in a "change in control" for purposes of the Treasury Regulations issued under Section 409A, and (ii) all payments will be made to participants only in connection with such change in control. While payments will be made to individuals who have separated from service due to death, disability and termination without cause, no amounts will be paid under this Program as a result of a "separation from service," as defined in the Treasury Regulations issued under Section 409A. In addition, this Program will be administered in accordance with the requirements of Section 409A.

Agreed to this   17th   day of   July  , 2007.

/s/ Larry L. Weyers
Larry L. Weyers
Chief Executive Officer
Integrys Energy Group, Inc.

/s/ Bernard J. Treml
Bernard J. Treml
Chief Human Resources Officer
Integrys Energy Group, Inc.

/s/ S. W. Nance
Steven W. Nance
President
Peoples Energy Production Company

EXHIBIT A

RELEASE OF CLAIMS

AND

COVENANT NOT TO SUE

THIS RELEASE OF CLAIMS AND COVENANT NOT TO SUE (the "Release") is executed and delivered by(the "Employee"), to Integrys Energy Group, Inc. its subsidiaries, and affiliates (collectively referred to as the "Company").

1.  Release and Covenant.

In consideration of the payments described in paragraph 4 below, the Employee, of his own free volition, forever waives and releases any and all claims the Employee, his dependents, relatives, heirs, executors, administrators, successors and assigns has or may have against the Company, its directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the. Company) of any kind or nature whatsoever arising from facts, assertions, circumstances, omissions or matters occurring on or before the date hereof, including all claims arising from or relating in any way to the Employee's employment with the Company (whether such claims are presently known or hereafter discovered). This release includes, but is not limited to, a release of any claims in tort or contract, including claims for wrongful discharge, breach of any employment contract or any other agreement, contract, practice or policy, including, without limitation, benefits as described in the Merger Transition Severance Plan for Eligible Employees of Integrys Energy Group, Inc. and Participating Affiliates, [benefits under any Percentage Interest Award or Equity Interest Award relating to the sale or divestiture or initial public offering of Peoples Energy Production Company or a subsidiary or affiliate thereof,]* or benefits under any of the programs specifically identified in this Release of Claims and Covenant Not to Sue different than or in excess of the specific payment amount identified herein. In addition to any other claims, the Employee specifically waives, releases, and covenants not to sue with respect to any and all claims against the Company under the Americans With Disabilities Act, the Age Discrimination in Employment Act, Title VII (or any other title) of the Civil Rights Act of 1964 (including all claims of sex, race, national origin, and religious discrimination), Section 1981 of the Civil Rights Act, the Federal Equal Pay Act, the Employee Retirement Income Security Act, the Family Medical and Leave Act, or any other federal, state or local statute, law, regulation, ordinance, or doctrine of common law or public policy, contract or tort law having any bearing whatsoever on the Employee's employment. The Employee acknowledges that, in his

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*Bracketed language to be included for employees who had previously received Percentage Interest and/or Equity Interest Awards.

decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Release.

2.  Due Care.

This Release contains a release of all claims under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of the ADEA, the Employee acknowledges that he has been advised (i) that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (ii) to consult with an attorney and or other advisor of his choosing concerning his rights and obligations under this release; (iii) to fully consider this release before executing it, and that he has been offered ample time and opportunity, in excess of 21 days, to do so; and (iv) that this release shall become effective and enforceable 7 days following execution of this Release by the Employee, during which 7-day period the Employee may revoke his acceptance of this Release by delivering written notice to: Corporate Secretary, Integrys Energy Group, Inc., 130 East Randolph Drive, Chicago, Illinois 60601.

3.  No Assignment of Claims.

The Employee represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Employee may have against the Company. The Employee agrees to indemnify and hold the Company harmless from any liability, claims, demands, damages, cost, expenses and attorney's fees incurred as a result of any person asserting such assignment or transfer of any rights or claims under any such assignment or transfer. It is the intention of the Employee and the Company that this indemnity does not require payment as a condition precedent to recovery by the Company from the Employee under this indemnity.

4.  Payments to the Employee

In consideration for Employee's execution of this Release of Claims and Covenant Not to Sue, the Employee will receive the following payments:

(a)    $_____, less applicable withholding, in satisfaction of the Employee's interest in the PEP Divestiture Incentive Program,

(b)*   $_____, less applicable withholding, in satisfaction of the Employee's interest under the Peoples Energy Corporation Long Term Incentive Plan for Diversified Business Units;

(c)  $_____, less applicable withholding, in satisfaction of the Employee's interest under the Employee's Change in Control Severance Agreement; and

(d)    $_____, less applicable withholding, in satisfaction of the Employee's interest under any retention agreement or contract.

[In addition, the Employee shall receive (i) continuation of welfare benefits, (ii) out-placement assistance, and (iii) the "tax gross up payment" (if Code Sections 4999 aplles to amounts received from the Company), each as described in Section [3] of the Employee's Change in Control Severance Agreement.** No payments will be made prior to the date on which both (1) the Employee's executed Release of Claims and Covenant Not to Sue has been delivered to the Company, and (2) the seven day revocation period has expired without the Employee revoking the Release of Claims and Covenant Not to Sue. [In addition, payment under subparagraph (c) above will be deferred for six months in order to comply with Internal Revenue Code Section 409A.]***

5.  Modification and Waiver.

This Release may not be modified or amended except by an instrument in writing signed by the Employee and Integrys Energy Group, Inc. No term or condition of this Release shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Release except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

6.  Governing Law.

To the extent not governed by federal law, this Release and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Texas without giving effect to the choice of law provisions in effect in such State.

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*Items (b), (c) and (d) will be included in an employee's release to the extent those items are applicable to the employee.
**Bracketed language to be included for employees who had Change in Control contracts.
***Only for those employees with Change in Control contracts.

IN WITNESS WHEREOF, Integrys Energy Group, Inc. and the Employee have executed this Release of Claims and Covenant Not to Sue.

Employee

Date:

INTEGRYS ENERGY GROUP, INC.

By

Date